EXHIBIT 10.2

CONFIDENTIAL

LETTER AGREEMENT

December 7, 2020

Mikael Lundgren

W. TECHNOLOGIES

5122 Bolsa Avenue, Suite 109

Huntington Beach, CA 92649

Re: Acquisition of W. Technologies, Inc., the “Company”.

Dear Mr. Lundgren:

The original Letter of Intent dated November 4, 2019 (“Old LOI”), is herby replaced in full by this Letter Agreement and the Old Note is void and of no further force or effect. The Old LOI originally contemplated the acquisition (the “Acquisition”) by Mid Atlantic Capital Associates, Inc., (“MACA”), of two convertible promissory notes of the Company, dated September 11, 2006 and September 21, 2006 collectively (“Notes”) allegedly owned by Sarkis Sarkissian (“Sarkissian”) and of all of the outstanding shares of the Series E Preferred Stock (“Preferred”) owned of record by the C.H. Mornas Foundation (“Mornas”). Subsequent thereto, it was determined that as a result of due diligence by MACA, certain provisions/terms of the Old LOI need to be revised as hereinafter set forth. Daniel Belanger (“Daniel”) as representative of Certain Current and Prior Shareholders of the Company, concurs in such changes. The Old Note is restated in full as follows:

1.     Transfer of Ownership and Consideration: Pursuant to the Acquisition, the Company shall assign a new Note of which $399,832 is principal and $173,400 is interest to MACA [the “New Note”], as the old Notes were cancelled and reissued in the name of MACA as at July 31, 2020, in exchange for (i) the cancellation of the Preferred, (ii) the issuance of 550,000 restricted shares of the common stock of the Company valued at $275,000 (“Shares”), (iii) the issuance of a convertible note for $40,573 in repayment for expenses paid by MACA [the “Expenses Note”], and (iv) the issuance of 500,000 Shares of Series F Preferred Stock.

2.     Section 2 of the Old LOI is deleted in full.

3     Closing Conditions: The proposed Acquisition is subject to and conditioned upon each of the following:

(a)

Due Diligence Period. MACA shall have in its judgment, satisfactorily completed its due diligence review of the Company, the Notes, the Preferred and the Certificate of Incorporation as amended. MACA began its due diligence until upon full execution of the Old LOI.

Section 3(b) of the Old LOI is deleted in its entirely.

(c)

Audited Financial Statement [“AFS”]: The AFS of the Company for the two (2) fiscal years ended July 31, 2020 [“Audit”] and, unaudited financial statements as October 31, 2020. Expect for Notes and the Series A Preferred Stock (“Series A PS”) all other Convertible

Securities existing before July 31, 2020 with voting and or conversion rights shall be terminated, voided or all of the provisions for ending and/or conversion rights shall be removed from the Convertible Securities.

(d)

Approvals. All necessary governmental and other material their-party approvals, consents and waivers shall have been obtained. In addition, the closing of the transaction shall be subject to receipt of the final approval of the W Tech Board of Directors.

(e)

Daniel acknowledges that except for the Series A PS, the New Note, the Expenses Note, there are no other notes preferred shares, warrants, rights, or any other securities of the Company currently outstanding which have any convertible rights whatsoever. With respect to the cancellation of the Preferred the Company and its Management are relying on statements Daniel made to the Company with respect to the issuance thereof.

(f)	The Company has approved a new Board of Directors of one person designated by MACA.

4.     Payment of Liabilities. After the Closing, Daniel, on behalf of certain prior officers and directors of the Company, shall continue to be responsible for all liabilities of the Company set forth in as disclosed in the Audit which were not otherwise known by or disclosed to MACA (“Undisclosed Liabilities”) or are listed in the unaudited financial statement at October 31, 2020. Undisclosed Liabilities not set forth on any such books and records or otherwise described in writing to MACA or which become known to MACA for any reason after the Closing by the cancellation of a portion of the Shares delivered under Section 1 hereof.

Section 5 of the Old LOI is deleted in its entirety.

6.     Closing. The closing (“Closing”) of the transactions contemplated by the Acquisition Agreement will occur on or about December 10, 2020.

7.     Confidentiality. Each of the Sellers and Buyer will keep confidential all information (i) related to a potential transaction or (ii) obtained by it in respect of the other in connection with this Letter of Intent and will use such information solely in connection with the transactions contemplated hereby, and if the transactions contemplated hereby are not consummated, each will destroy, without retaining a copy thereof, any schedules, documents, or other written information obtained from the other in connection with this LOI and the transactions contemplated hereby. Notwithstanding the foregoing provisions of this paragraph, no party hereto shall be required to keep confidential or destroy any information which (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial authority or governmental entity (provided the disclosing party is given reasonable prior notice) or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

8.     Expenses. Sellers shall bear the fees and expenses incurred by it, and MACA shall bear the fees and expense incurred by it, including the Company Audit expenses and expenses in connection with the negotiation, preparation, execution, and delivery of the Letter of Agreement.

9.     Public Announcements. There will be no disclosure of the Acquisition of this Letter of Intent until the Closing has occurred. Thereafter all press releases and public announcements relating to the Acquisition will be agreed to and prepared jointly by the Company and MACA.

10.     Counterparts. This Letter Agreement may be executed in multiple counterparts which, when taken together, shall represent a fully executed Letter of Intent.

11.     Expiration. This Letter Agreement will expire at 5:00 P.M. Los Angeles, CA time on January 31, 2020, if not closed.

12.     Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts-of law rules thereof.

Section 13 of the Old LOI is deleted in its entirety.

14.     Prior Communications; No Oral Modifications. This Letter Agreement supersedes all prior understandings, agreements, and representations between the Company and MACA, whether written or oral, in respect of the subject matter hereof. This Letter Agreement may not be modified other than in a writing executed by all parties and stating its intent to modify or supersede this Letter Agreement.

15.     Expiration. This Letter Agreement shall expire January 31, 2021.

If the foregoing accurately sets forth our understanding, please so indicate by signing and dating this Letter of Intent in the space provided below and returning an executed copy of this Letter of Intent to the undersigned.

Very truly yours.

MID ATLANTIC CAPITAL ASSOCIATES, INC.

By: /s/ Charles Flynn

Charles Flynn, President

AGREED AND ACCEPTED

(as of the date first written above):

W TECHNOLOIGES, INC.

By: /s/ Mikael Lundgren

Mikael Lundgren, President & CEO

/s/ Daniel Belanger

Daniel Belanger, Individually and on behalf of

Certain Current or Prior Shareholders of the Company

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